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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                            SEC FILE NUMBER 333-119715
                                            ----------

                    IRS Employer Identification No  Pending
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(Check One): [ ] Form 10-KSB [x ] Form 20-F [ ] Form 11-K [ ] Form 10-QSB [] Form N-SAR

For Period Ended: May 31, 2006.

[ ] Transition Report on Form 10-K [ ] Transition Report on Form 20-F [ ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q [ ] Transition Report on Form N-SAR For the Transition Period Ended:


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION





                              QUORUM VENTURES, INC.
                           ---------------------------
                 (Name of small business issuer in its charter)



                             2640 Tempe Knoll Drive
                        North Vancouver, British Columbia
                                 Canada V7N 4K6

                            Steven Bolton, President

                            Telephone: (604) 908-0233
                            Facsimile: (604) 986-4733
         --------------------------------------------------------------
          (Address and telephone number of principal executive offices)




PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [ X ]      (a) The reasons described in reasonable detail in  Part III
                    of this form could not be eliminated without   unreasonable
                    effort or expense;


     [ X ]      (b) The  subject  annual  report,  semi-annual  report,
                    transition report on Form 10-KSB, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [   ]      (c) The accountant's statement or other exhibit required by
                            Rule 12b-25(c) has been attached if applicable.



PART III -- NARRATIVE

State  below  in  reasonable   detail  the  reasons  why  Forms  10-KSB,   20-F,
11-K,10-QSB, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

     Financial information to be contained in the Registrant's 10-KSB for the period ending May 31, 2006, cannot be analyzed and completed on a timely basis.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Steven Bolton, President                        (604) 908-0233
        ------------------------               ------------------------------
               (Name)                           (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [ X ] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [ X ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                     QUORUM VENTURES, INC.
                                    --------------------------------------------
                                    (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

     Date: August 29, 2006                /s/ Steven Bolton
                                          -------------------------------
                                          Steven Bolton, President, Chief
                                          Executive Officer, and Director